EXHIBIT 21.1
SUBSIDIARIES

Name	Location	Doing Business as
Stones River Companies, LLC	Nashville, Tennessee	Stones River Companies, LLC

Crescent Lighting, Ltd	Thatcham, Berkshire, United Kingdom	Crescent Lighting Limited